Exhibit 5.1

To the Board of Directors of Spotify Technology S.A. 42-44, avenue de la Gare, L-1610 Luxembourg Grand Duchy of Luxembourg

Luxembourg, 20 March 2018

Your ref.: /
Our ref.: 49797/ 23298511v8
guy.harles@arendt.com
Tel.: (352) 40 78 78-253
Fax: (352) 40 78 04-634

SPOTIFY TECHNOLOGY S.A. – F-1 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Spotify Technology S.A., a Luxembourg société anonyme, having its registered office at 42-44, avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B 123.052, (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to (i) the resale by the Registered Shareholders (as this term is defined in the Registration Statement) of (i) up to fifty-three million eight hundred twenty-four thousand four hundred forty (53,824,440) existing ordinary shares of the Company (the “Proposed Shares”) and (ii) up to one million nine hundred seven thousand forty (1,907,040) ordinary shares of the Company to be issued under the Authorized Share Capital (as this term is defined below) upon conversion of stock options issued by the Company pursuant to a registration statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Authorized Shares”), each with a nominal value of zero point zero zero zero six hundred twenty-five euro (€ 0.000625) per share.

1.	Scope

We have reviewed, and relied on, (i) the consolidated articles of association of the Company as at 17 January 2018, (ii) the resolutions of the Board of Directors of the Company of 28 February 2018 on inter alia the Registration Statement, (iii) the notarial deed recording the minutes of the general meeting of shareholders of the Company held on 14 March 2018 (which inter alia resolved on a stock split whereby the nominal value of the Company’s ordinary shares was changed from zero point zero twenty-five euro (€ 0.025) to zero point zero zero zero six hundred twenty-five euro (€ 0.000625), renewed the authorized share capital of the Company, excluding the issued share capital, up to one hundred thirty-seven thousand one hundred sixty-five point four hundred Euro (137,165.400 EUR) divided into two hundred nineteen million four hundred sixty-four thousand six hundred forty (219,464,640)

ordinary shares with a nominal value of zero point zero zero zero six hundred twenty-five Euro (0.000625 EUR) each (the “Authorized Share Capital”) and fully restated the articles of association of the Company) as well as such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

2.	Assumptions

For the purposes of this opinion we have assumed:

2.1.	that a registration statement on Form S-8 regarding the Authorized Shares will be filed with and approved by the U.S. Securities and Exchange Commission;

2.2.	that the Authorized Shares will be issued within the limits of the Authorized Share Capital against a payment in cash of their subscription price and that their subscription price will be equal to or above the nominal value of the existing ordinary shares of the Company; and

2.3.	that the Company does not and will not meet the criteria for the opening of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganization or similar order or proceedings affecting the rights of creditors generally.

3.	Opinion

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

3.1.	The Company is a validly existing société anonyme under the laws of the Grand Duchy of Luxembourg.

3.2.	The Proposed Shares being proposed for resale by the Registered Shareholders have been validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

3.3.	The Authorized Shares, once subscribed, fully paid-up and issued under the Authorized Share Capital, will be validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” and “Certain Taxation Considerations” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg Bar.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Guy Harles

Guy Harles

Partner

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